KEITH L. POPE, LLC
                              1000 BOSTON BUILDING
                               NINE EXCHANGE PLACE
                           SALT LAKE CITY, UTAH 84111
                            E-mail: kpopelaw@aros.net

ATTORNEY AT LAW                                        TELEPHONE  (801) 531-6686
                                                       TELECOPY   (801) 531-6690
                                                       VOICE MAIL  Extension 111



                                October 23, 2000



Board of Directors
Sensar Corporation
50 West Broadway, Suite 501
Salt Lake City, Utah 84101

         Re:      Sensar Corporation
                  Registration Statement on Form S-4

Gentlemen:

     We have acted as counsel to Sensar Corporation, a Nevada corporation ("Sensar"), in connection with (i) the proposed merger of Sensar with and into a newly-formed Delaware corporation ("Sensar Delaware"), for the purpose of changing the corporate domicile of Sensar from the state of Nevada to the state of Delaware (the "Change of Domicile Merger"); and (ii) the subsequent proposed merger of Net2Wireless Corporation, a Delaware corporation, formerly known as Net2Wireless, Inc. ("Net2Wireless"), with and into Sensar Delaware (the "Merger"), all pursuant to the terms of the Agreement dated December 8, 1999, as amended January 4, 2000, March 21, 2000, June 26, 2000, July 26, 2000, and
September 6, 2000 (the "Merger Agreement"), entered into between Sensar and Net2Wireless, and all as described in the registration statement on Form S-4 filed by Sensar with the Securities and Exchange Commission, SEC File No. 333-34298 (the "Registration Statement").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of
(i) the Merger Agreement and the documents and instruments delivered therewith;
(ii) the Registration Statement; and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing, the discussion contained in the prospectus included in the Registration Statement (the "Prospectus") under the caption "TAX CONSEQUENCES," expresses our opinion as to the material United States federal income tax consequences applicable to holders of Sensar and Net2Wireless common stock. In particular:

KEITH L. POPE, LLC
Board of Directors
Sensar Corporation
October 6, 2000
Page 2

     The Change of Domicile Merger will be a tax-free reorganization under the provisions of Section 368(a) and will have the following United States federal income tax consequences:

               (a) No gain or loss will be recognized for federal income tax purposes by the Sensar stockholders on receipt by them of common stock of Sensar Delaware in exchange for their Sensar stock.

               (b) The tax basis of the common stock of Sensar Delaware received by a holder of Sensar common stock will be the same as the tax basis of that holder in the Sensar common stock surrendered.

               (c) The holding period for federal income tax purposes of the common stock of Sensar Delaware received by Sensar stockholders will include the period during which they held their Sensar common stock.

               (d) A holder of Sensar common stock who exercises dissenter's rights and receives payment of the fair market value of the shares, or who receives cash in lieu of a fractional share, will be treated as having sold such stock to Sensar Delaware. The dissenting holder of Sensar common stock who sells Sensar common stock to Sensar Delaware will recognize capital gain or loss equal to the difference between
          (1) the basis the stockholder had in the shares or fractional shares sold; and (2) the cash received by the stockholder.

               (e) No gain or loss will be recognized by Sensar or Sensar Delaware as a result of the change of domicile.

     The Merger will be a tax-free reorganization under the provisions of
Section 368(a) and will have the following United States federal income tax consequences:

               (a) No gain or loss will be recognized by the holders of the Net2Wireless common stock on receipt by them of common stock of Sensar Delaware in exchange for their Net2Wireless common stock.

               (b) The tax basis of all of the common stock of Sensar Delaware received by a holder of Net2Wireless common stock in the Merger will be the same as the tax basis of that holder in the Net2Wireless common stock surrendered.

               (c) The holding period for federal income tax purposes of the common stock of Sensar Delaware received by Net2Wireless stockholders will include the period during which they held their Net2Wireless common stock.

               (d) A holder of Net2Wireless common stock who exercises dissenter's rights and receives payment of the fair value of the shares, or who receives cash in lieu of a fractional share,

KEITH L. POPE, LLC
Board of Directors
Sensar Corporation
October 6, 2000
Page 3


          will be treated as having sold such stock to Sensar Delaware. The dissenting holder who sells Net2Wireless common stock to Sensar Delaware, will recognize a capital gain or loss equal to the difference between (1) the basis the stockholder had in the shares or fractional shares sold; and (2) the cash received by the stockholder.

               (e) No gain or loss will be recognized by Net2Wireless or Sensar as a result of the merger.

     Under the terms of the merger agreement, Sensar is required to issue additional shares to the Net2Wireless stockholders in the event that the cash and cash equivalents held by Sensar at closing are less than $4.5 million. The parties do not anticipate that any of these shares will be issued. If the contingent shares are issued, the tax basis of each Net2Wireless stockholder in the Net2Wireless stock previously held by that stockholder would be allocated among all the shares of Sensar stock received, including the contingent shares.

     You should be aware, however, that the discussion under the caption "TAX CONSEQUENCES" in the Joint Proxy Statement/Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     The foregoing opinions only address material federal income tax consequences of the transaction to the stockholders and assumes the transaction will be completed in accordance with the terms of the Merger Agreement and related documents. The opinions also assume that the stock currently held is a capital asset in the hands of each of the stockholders and that none of the stockholders are subject to special rules under the federal income tax laws such as those applicable to dealers in securities, banks, insurance agencies, tax exempt organizations, non-United States persons, and stockholders who acquired their shares on the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

     This opinion is furnished to Sensar Corporation solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Keith L. Pope, LLC under the heading "TAX CONSEQUENCES" and elsewhere in the Registration Statement and the Joint Proxy
Statement/Prospectus.


                                                       Sincerely yours,

                                                       /s/ Keith L. Pope, LLC
                                                       -------------------------
                                                       KEITH L. POPE, LLC

KLP:pjc